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                                                    Exhibit 12

                                         PennFed Financial Services, Inc.
                                Computation of Ratios of Earnings to Fixed Charges
                                              (Dollars in thousands)

                                                                           Year ended June 30,
                                                        --------------------------------------------------------
                                                          2006        2005        2004        2003        2002
                                                        --------    --------    --------    --------    --------
Earnings:
    Earnings before income tax expense                  $ 20,809    $ 24,163    $ 18,601    $ 21,841    $ 22,619
    Add: interest on borrowed funds                       32,359      27,981      29,342      29,974      30,681
    Add: interest on junior subordinated
       debentures / trust preferreds                       3,657       3,047       2,698         112          --
                                                        --------    --------    --------    --------    --------
    Earnings before fixed charges excluding
       interest on deposits                               56,825      55,191      50,641      51,927      53,300
    Interest on deposits                                  41,766      30,356      26,634      32,870      42,181
                                                        --------    --------    --------    --------    --------
    Earnings before fixed charges                       $ 98,591    $ 85,547    $ 77,275    $ 84,797    $ 95,481
                                                        ========    ========    ========    ========    ========

Fixed charges:
    Interest on borrowed funds & junior subordinated
       debentures / trust preferreds                    $ 36,016    $ 31,028    $ 32,040    $ 30,086    $ 30,681
                                                        ========    ========    ========    ========    ========

    Fixed charges excluding interest on
       deposits                                         $ 36,016    $ 31,028    $ 32,040    $ 30,086    $ 30,681
    Interest on deposits                                  41,766      30,356      26,634      32,870      42,181
                                                        --------    --------    --------    --------    --------
    Total fixed charges                                 $ 77,782    $ 61,384    $ 58,674    $ 62,956    $ 72,862
                                                        ========    ========    ========    ========    ========

    Ratio of earnings to fixed charges
       excluding interest on deposits                       1.58 x      1.78 x      1.58 x      1.73 x      1.74 x
                                                        ========    ========    ========    ========    ========

    Ratio of earnings to fixed charges
       including interest on deposits                       1.27 x      1.39 x      1.32 x      1.35 x      1.31 x
                                                        ========    ========    ========    ========    ========

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